EXHIBIT 99.2

Contact:	Charles E. Wagner, Jr.
Senior Vice President
SFSB, Inc.
(443) 265-5570

SLAVIE FEDERAL SAVINGS BANK COMPLETES REORGANIZATION AND STOCK

SALE;

CREATION OF STOCK OF HOLDING COMPANY

Bel Air, Maryland, December 31, 2004 – Slavie Federal Savings Bank announced today that it had completed its reorganization into the mutual holding company structure. As part of the reorganization, Slavie Federal Savings Bank’s parent entity, SFSB, Inc., issued, at a price of $10.00 per share, 1,222,401 shares pursuant to a subscription offering to Slavie Federal Savings Bank’s depositors and 116,630 shares to Slavie Federal Savings Bank’s Employee Stock Ownership Plan, representing 45% of SFSB, Inc.’s outstanding common stock. The remaining 55% of SFSB, Inc.’s outstanding common stock is owned by Slavie Bancorp, MHC, the mutual holding company parent of SFSB, Inc. formed as part of the reorganization. Trading in SFSB, Inc. common stock is expected to commence on December 31, 2004 through the OTC Bulletin Board under the symbol “SFBI.”

The offering was oversubscribed in the priority 1 category. Accordingly, only those depositors having deposits on December 31, 2002 and Slavie Federal Savings Bank’s Employee Stock Ownership Plan will receive stock. Subscribers having a lower priority will not receive any stock and will have their funds returned to them promptly with interest and without deduction. Allocations of stock to category 1 subscribers were made in accordance with the Plan of Conversion.

Subscribers may obtain information about their specific stock allocations by contacting the Slavie Federal Savings Bank Conversion Center at (866) 323-1976. The Conversion Center will be open weekdays from 10:00 a.m. to 4:00 p.m. Also, details of the offering are contained in a prospectus dated November 12, 2004. A copy of the prospectus may also be obtained from the Conversion Center at 1614 Churchville Road, Bel Air, Maryland 21015.

Sandler O’Neill & Partners, L.P. acted as financial advisor to SFSB, Inc.

This press release contains certain forward-looking statements about the reorganization and stock offering, including the anticipated trading date of SFSB, Inc.’s common stock. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.